Exhibit 5.1

[KIRKLAND & ELLIS LLP LETTERHEAD]

August 24, 2004

Leiner Health Products Inc.

and the Guarantors set forth below

901 East 233rd Street

Carson, California 90745

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Leiner Health Products Inc., a Delaware corporation (the “Issuer”), Leiner Health Products, LLC, a Delaware corporation (“Leiner LLC”), and Leiner Health Services Corp., a Delaware corporation (“Leiner Corp”). Leiner LLC and Leiner Corp are collectively referred to in this opinion letter as the “Guarantors” and, together with the Issuer, as the “Registrants.” This opinion letter is being delivered in connection with the proposed registration by the Issuer of $150,000,000 in aggregate principal amount of the Issuer’s 11% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”) and the guarantees of such notes by the Guarantors (the “Exchange Guarantees”) pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 25, 2004, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors. The Exchange Notes and the Exchange Guarantees are to be issued pursuant to the Indenture, dated as of May 27, 2004, among Leiner Merger Corporation, the Guarantors and U.S. Bank National Association, as supplemented by the Supplemental Indenture, also dated as of May 27, 2004, among the Issuer, the Guarantors and U.S. Bank National Association (the “Indenture”). The Exchange Notes and the Exchange Guarantees are to be issued in exchange for and in replacement of the $150,000,000 in aggregate principal amount of the Issuer’s outstanding 11% Senior Subordinated Notes due 2012 (the “Notes and the Guarantees”).

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Exchange Guarantees, (ii) the Indenture, (iii) the Registration Statement, and (iv) the Registration Rights Agreement, dated as of May 27, 2004, by and among LHP Holding Corp., the Issuer, the Guarantors and J.P. Morgan Securities Inc.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and Exchange Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Notes and the Guarantees, the Exchange Notes will be binding obligations of the Issuer and the Exchange Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the law of the States of Delaware and New York or the federal law of the United States.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of Delaware or New York or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

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